Exhibit 10.21
INVESTMENT MANAGEMENT AGREEMENT
Regular Account
(Third-Party Custodian)
     THIS AGREEMENT, made this 17 day of January, 2007 by and between Bear Stearns Asset Management Inc., a New York corporation with principal offices at 383 Madison Avenue, New York, New York 10179 (the “Investment Manager”), and Oriental Financial Group Inc., Oriental Bank & Trust, and Oriental International Bank Inc., each a Puerto Rico corporation with principal offices at Oriental Center, Professional Offices Park, 997 San Roberto Street, 10th Floor, San Juan Puerto Rico 00926 (collectively, the “Client”).
WITNESSETH:
     WHEREAS, Client desires to engage the Investment Manager on or around March 1, 2007 (the “Effective Date”) to supervise and manage certain of its assets held in custody by Mellon Bank, N.A., as custodian (the “Custodian”), in accordance with the terms and conditions hereinafter set forth and the Investment Manager desires to accept such engagement in accordance with such terms and conditions.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Appointment of Investment Manager.
     (a) Client hereby appoints the Investment Manager as his attorney-in-fact to invest and reinvest the Investment Account Assets (as defined in paragraph 3 hereof) as fully as Client itself could do in accordance with the investment guidelines set forth in Exhibit A attached hereto, as the same may be amended in writing from time to time by Client (the “Investment Guidelines”).
     (b) The Investment Manager hereby accepts such appointment and agrees to supervise and direct the investment of the Investment Account Assets in accordance with the Investment Guidelines In addition, for the Investment Manager’s reference, Client’s Investment Policy, as the same may be amended from time to time (the “Investment Policy”) is set forth in Exhibit B attached hereto.
     (c) Subject to subparagraphs (a) and (b) above, the Investment Manager may, in its full discretion and without obligation on its part to give prior notice to the Custodian or Client, (i) buy, sell, exchange, convert, lender and otherwise trade in any bonds or other securities, and (ii) execute securities transactions through accounts established with such brokers or dealers as the Investment Manager may select, other than any Affiliate (as defined in paragraph (e) below) of the Investment Manager.
     (d) Client has directed the Custodian, and the Custodian has agreed, to act in accordance with the instructions of the Investment Manager. The Investment Manager shall at no time have custody of or physical control over the Investment Account Assets and the Investment Manager shall not be liable for any act or omission of the Custodian.

     (e) For purposes of this Agreement, the term “Affiliate” of, or “Affiliated” with, a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
     2. Investment Guidelines. Client may amend the Investment Guidelines by written notice thereof to Investment Manager; provided, however, that the Investment Manager will not follow any such amended Investment Guidelines until it has received written notice thereof from Client. After receiving such written notice, the Investment Manager will implement the amended Investment Guidelines as soon as practicable unless Client is otherwise notified.
     3. Investment Account Assets. Client shall identify to the Investment Manager certain assets which it intends Investment Manager to manage together with any subsequent cash and investments which Client may from time to time place in its account with the Custodian (the “Investment Account”), plus all investments, reinvestments and proceeds of the sale thereof, all dividends and interest earned thereon and all appreciation thereof and additions thereto, less any withdrawals therefrom (collectively, the “Investment Account Assets”). Should there be any disparity between the Investment Account Assets identified by Client and the assets initially delivered or otherwise made available to Investment Manager by Client, Investment Manager reserves the right to postpone investment of such assets until such time as there is conformity between such assets and those identified by Client. Client shall not place any assets in its account that it does not intend Investment Manager to manage according to the Investment Guidelines. Client shall promptly notify Investment Manager of any additional assets it contributes to the Investment Account Assets and Investment Manager shall invest such additional assets according to the Investment Guidelines as soon as practicable thereafter. If Client fails to notify Investment Manager of a contribution of additional assets, such assets will not be managed by the Investment Manager: however, if the Investment Manager discovers additional assets in the Client’s account during a reconciliation with the records of the Custodian, such assets will be presumed to be Investment Account Assets and invested as soon as practicable after such discovery. Client shall also notify Investment Manager prior to withdrawing any Investment Account Assets, and should it fail to do so, it shall be responsible for all interest, account overdraft fees and other charges incurred as a result.
     4. Standard of Care.
     (a) The Investment Manager shall perform its duties and obligations hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.
     (b) The Investment Manager shall diversify the Investment Account Assets so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.
     (c) The Investment Manager shall discharge its duties and obligations hereunder with respect to the Investment Account Assets solely in the interest of Client and in accordance with the Investment Guidelines.
     5. Representations and Warranties of Client. Client hereby represents and warrants to the Investment Manager that (a) it is authorized to enter into this Agreement and to appoint the Investment Manager as its Investment Manager in accordance with the terms hereof; (b) there are no restrictions or limitations on the investment of Investment Account Assets by the Investment

Manager or any other activity contemplated by this Agreement other than as may be communicated from time to time in writing to the Investment Manager; (c) the Custodian will be the custodian of the Investment Account Assets on the Effective Date of this Agreement; (d) if another entity should be substituted for the Custodian as custodian of the Investment Account Assets, the Investment Manager shall promptly be notified of such substitution and the substituted entity will thereafter be deemed to be the Custodian for purposes of this Agreement; and (c) it shall promptly notify the Custodian of the appointment of the Investment Manager by delivering a copy of this Agreement to the Custodian. Client agrees to indemnify the Investment Manager and hold it harmless against any and all losses, costs, claims and liabilities which the Investment Manager may suffer or incur arising out of a breach by Client of its representations and warranties contained herein.
     6. Procedures. All transactions will be consummated by payment to, or delivery by, the Custodian of all cash and/or securities to or from the Investment Account. Instructions from the Investment Manager to the Custodian shall be made by such methods as may be agreed upon by the Investment Manager and the Custodian, and the Investment Manager shall instruct all brokers or dealers executing orders on behalf of the Investment Account to forward to the Custodian and Client copies of all brokerage confirmations promptly after the execution of transactions.
     7. Reports; Meetings.
     (a) Client has arranged or will arrange to receive monthly reports concerning the status of the Investment Account from the Custodian and shall cause the Custodian to provide copies of such monthly reports to the Investment Manager. Client shall also receive confirmations of all transactions from the Custodian and shall rely upon such monthly reports and trade confirmations from the Custodian for purposes of its tax reporting.
     (b) The Investment Manager, at its expense, shall provide Client with quarterly summaries of the performance of the Investment Account Assets and annual reports of such performance.
     (c) Client and the Investment Manager shall meet periodically, at such times as Client may reasonably request, concerning the Investment Account.
     (d) The Investment Manager, at its expense, shall provide Client with such other economic, statistical and investment analysis and reports as Client shall reasonably request from time to time.
     8. Confidential Relationship. All information and recommendations furnished by the Investment Manager to the Custodian and Client shall be regarded as confidential by each such party. The Investment Manager shall regard as confidential all information concerning the affairs, operations and investments of Client, including all information provided by Client to the Investment Manager pursuant to this Agreement.
     9. Services to Other Clients; Liability. It is understood that the Investment Manager performs investment advisory services for various clients. Client agrees that the Investment Manager may give advice and take action with respect to any of its other clients which may differ from the advice given to, or the timing or nature of action taken with respect to, the Investment Account Assets, provided that the policy and practice of the Investment Manager is not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities and that, to the extent practical, such opportunities are allocated among clients over a period of time on a fair and equitable basis. Nothing herein contained shall be construed so as to prevent the

Investment Manager or any of its directors, officers, employees or Affiliates in any way from purchasing or selling any securities for its or their own accounts prior to, simultaneously with or subsequent to any recommendation or action taken with respect to the Investment Account Assets or impose upon the Investment Manager any obligation to purchase or sell or to recommend for purchase or sale for the Investment Account any security which the Investment Manager or any of its directors, officers, employees or Affiliates may purchase or sell for its or their own accounts or for the account of any other client, advisory or otherwise; provided always, however, that the Investment Manager shall use its best efforts to maximize the gains for the Investment Account Assets and that no transaction shall violate any applicable law.
     10. Allocation of Brokerage. In selecting brokers or dealers to execute orders for the purchase or sale of securities for the Investment Account, the Investment Manager shall use its best efforts to obtain for Client the most favorable price and execution available from brokers or dealers; provided, however, that it is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Investment Manager’s investment research and portfolio management capability generally. Brokerage commissions charged to the Investment Account will generally be discounted from prevailing rates, but may not represent the maximum discounts obtainable at any given time.
          Investment Manager shall not be authorized to effect “agency cross transactions” (as defined in Rule 206(3)-2 promulgated by the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”)) with its Affiliated broker-dealers whereby they act as agent for, and receive commissions from, the Investment Account and the party on the other side of the transaction.
          If Client is a non-natural person, in accordance with Section 1l(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) adopted by the Securities and Exchange Commission (the “SEC”) thereunder, the Investment Manager will provide to Client annually a statement showing the total amount of brokerage commissions charged by the Investment Manager to the Investment Account during the year as well as such other information as may be requested by Client to determine whether to authorize the Investment Manager’s execution of transactions for the Investment Account.
     11. Proxies. The Investment Manager will vote all proxies solicited by or with respect to the issuers of securities in which the Investment Account Assets may be invested from time to time. Proxies will be voted from and after the date on which an account is established for Client with the authorized proxy agent of the Investment Manager (the “Proxy Account”). The Proxy Account will be established as soon as practicable following the opening of the Investment Account by the Investment Manager. If Client has consented to the lending of securities in the Investment Account to third parties either by the Investment Manager or the Custodian and any such loan is outstanding upon the occurrence of a record date for the securities on loan, the borrower of such securities will have the right to vote proxies with respect to such securities and such proxies will not therefore be eligible for voting on Client’s behalf by the Investment Manager.
     12. Class Actions and Other Proceedings. The Investment Manager shall not be required to file claims, commence, render advice with respect to, or otherwise actively participate in any legal proceedings related to issuers of securities in which Client has an interest.
     13. Fees. The compensation of the Investment Manager shall be calculated and paid quarterly in arrears based on the average of the month-end market values of the Investment Account Assets during each quarter that this Agreement is in effect (with any partial months or quarters being prorated). Such quarterly fees shall be computed in accordance with the Fee Schedule attached hereto as Exhibit C, which Fee Schedule will remain in effect for a period of two (2) years from the effective date of this Agreement and may thereafter be amended from time to time by the Investment Manager upon ninety (90) days’ prior written notice to Client. All fees payable to the Investment Manager pursuant to this Agreement shall be paid free and clear of all deductions or withholding.
     14. Valuation. Securities held in the Investment Account will generally be valued by independent pricing services. When an independent price for a particular security is either unavailable or deemed by the Investment Manager, in its sole discretion, to be unreliable, such security will be valued in a manner determined in good faith by the Investment Manager to reflect its fair market value. For purposes of calculating the fees due to the Investment Manager pursuant to paragraph 13 above, total market values reported by the Investment Manager shall include accrued dividends and interest.
     15. Representation and Warranty of Investment Manager. The Investment Manager represents and warrants to Client that it is registered as an investment adviser under the Advisers Act; that the Investment Manager is authorized and empowered to enter into this Agreement and perform its duties and obligations hereunder; that the execution, delivery and performance of this Agreement does not conflict with any obligation by which the Investment Manager is bound, whether arising by contract, operation of law or otherwise; and that neither the Investment Manager nor any of its advisory representatives for the Investment Account is a person subject to an SEC order issued under Section 203(e) or 203(f) of the Advisers Act. The Investment Manager shall promptly notify Client in writing of the occurrence of any event that may materially adversely affect any representation and warranty included in this paragraph.
     16. Indemnification and Hold Harmless. The Investment Manager shall indemnify and hold harmless Client, its Affiliates, and/or their respective directors, officers, employees and agents (collectively, the “Client Indemnified Parties”), from any and all claims, charges, demands, losses, damages, expenses, obligations and liabilities of any kind or nature whatsoever (including, without limitation, any and all reasonable legal expenses and costs and expenses related to investigating or defending any such claims, charges and demands) (collectively, “Losses”) incurred by such Client Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Investment Account, any investment made or held by or with respect to the Investment Account or this Agreement, provided that such acts, omissions or alleged acts or omission upon which such action or threatened claim, charge, demand, action or proceeding are based were not made in bad faith by such Client Indemnified Party or did not constitute willful misconduct or gross negligence by such Client Indemnified Party, or (ii) any acts of omissions, or alleged acts or omissions, of any agent of any Client Indemnified Party, provided that such agent was selected, engaged or retained by the Client Indemnified Party in accordance with the standard above.
          The Client shall indemnify and hold harmless the Investment Manager, its Affiliates, and/or their respective directors, officers, employees and agents (collectively, the “Investment Manager indemnified Parties”), from any and all Losses incurred by such Investment Manager Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Investment Account, any investment made or held by or with respect to the Investment. Account or this Agreement, provided that such acts, omissions or alleged acts or omissions upon which such actual or threatened claim, charge, demand, action or proceeding are based were not made in bad faith by such Client Indemnified Party or did not constitute willful misconduct or gross negligence by such Investment Manager Indemnified Party, or (ii) any acts or omissions, or alleged acts or omissions, of any agent of any Investment Manager Indemnified Party, provided that such agent was selected, engaged or retained by the Investment Manager Indemnified Party in accordance with the standard above.
     17. Force Majeure. The Investment Manager shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquakes, fires, floods, wars, acts of terrorism, acts of civil or military authorities, or governmental actions.
     18. Non-Public Information. Client acknowledges and agrees that the Investment Manager or its Affiliates may acquire confidential or material non-public information in the course of its investment activities and that it will not divulge such information to Client, will not take any action regarding the Investment Account on the basis of such information, and may be precluded from acting on the basis of such information in regard to the Investment Account.
     19. Termination. Client may terminate this Agreement at any time by giving written notice thereof to the Investment Manager. The Investment Manager may terminate this Agreement upon one hundred and twenty days (120) days’ written notice of such termination to Client. Fees payable hereunder will be prorated to the date of termination as specified in the notice of termination.
     20. Non-Assignability. No assignment (as that term is defined in the Advisers Act) of this Agreement shall be made by the Investment Manager without the express written consent of Client.
     21. Acknowledgement and Consent of Use of Client’s Name. Client acknowledges and consents to permit the Investment Manager to use Client’s name in Investment Manager’s client brochures, marketing or advertising materials. Client understands that the consent to use is only for the purpose of showing other potential Clients, that Client uses the investment advisory services of the Investment Manager. The Investment Manager will not disclose any other information about Client or its account assets without the Client’s express written consent.
     22. Notices. Unless otherwise specified herein, all notices, instructions and advices with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given either when delivered in writing to the addresses set forth below or when deposited by first class mail addressed as follows:

(a) To Client:	Oriental Financial Group Inc.
Oriental Center
Professional Offices Park
997 San Roberto Street
10th Floor
San Juan, Puerto Rico 00926
Attn: President and CEO

Oriental Bank & Trust
Oriental Center
Professional Offices Park
997 San Roberto Street
10th Floor

San Juan, Puerto Rico 00926
Attn: President and CEO

and

Oriental International Bank Inc.
Oriental Center
Professional Offices Park
997 San Roberto Street
10th Floor
San Juan, Puerto Rico 00926
Attn: President and CEO

(b) To the Custodian:	Mellon Bank, N.A.
One Mellon Center
500 Grant Street
18th Floor
Pittsburgh, PA 15258-0000
Attn: Bill Johnson

(c) To the Investment Manager:	Bear Stearns Asset Management Inc.
383 Madison Avenue
New York, New York 10179
Attn: President, with a copy to
Chief Operating Officer
     23. Disclosure Statement. The Investment Manager has delivered to Client and Client hereby acknowledges receipt of the Investment Manager’s written disclosure statement (consisting of a copy of Part II of Form ADV as currently in effect) at least 48 hours prior to Client’s entering into this Agreement with the Investment Manager.
     24. Entire Agreement; Amendment. This Agreement, together with the Exhibits annexed hereto, states the entire agreement of the parties hereto; is intended to be the complete and exclusive statement of the terms hereof; and, except as provided in paragraphs 25 and 12 hereof, may not be modified or amended except by a writing signed by the parties hereto.
     25. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and any dispute or controversy arising out of this Agreement shall be settled by arbitration in New York, New York, in accordance with the rules and regulations of the New York Stock Exchange, Inc.
     26. Effective Date. This Agreement shall become effective on the day and year first above written.
[Intentionally left in blank, Signature page follows.]

     IN WITNESS WHEREOF, Client and the Investment Manager have executed this Agreement on the day and year first above written.

ORIENTAL FINANCIAL GROUP INC.
By:	/s/ José R. Fernández
	Name:	José R. Fernández
Title: President & CEO

ORIENTAL BANK & TRUST
By:	/s/ José R. Fernández
	Name:	José R. Fernández
Title: President & CEO

ORIENTAL INTERNATIONAL BANK INC.
By:	/s/ José R. Fernández
	Name:	José R. Fernández
Title: President & CEO

BEAR STEARNS ASSET MANAGEMENT INC.
By:	/s/ Rajan Govindan
	Name:	Rajan Govindan
Title: SMD

EXHIBIT A
INVESTMENT GUIDELINES
*Portions of this exhibit are intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information, which consist of two and a half pages, has been filed separately with the U. S. Securities and Exchange Commission.
Eligible Counterparties

Banks	Broker Dealers
Barclays Bank	Lehman Brothers	Sandtandar Securities
Citibank	Morgan Stanley	BBVA Capital Oppenheimer Capital
Banco Bilbao Vizcaya Argentaria	Credit Suisse First Boston	Doral Securities
Economic Development Bank	Popular Securities	Samuel Ramirez
Government Development Bank	UBS (Paine Webber)	Gen Re Financial
Banco de Santandar	Merrill Lynch	Cohen Bros
Canadian Imperial Bank	Wachovia (Prudential Securities)	Cantor Fitzgerald
Bank of Nova Scotia	Bear Stearns	HSBC
Royal Bank of Canada	Citigroup	Washington Mutual
JP Morgan Chase	ABN-AMRO	RBS/Greenwich Capital
Deutsche Bank	Goldman Sachs	Countrywide
Federal Home Loan Bank of New York	JP Morgan Securities
ABN-AMRO	Fannie Mae
Banco Popular	Freddie Mac
Societe Generale	FIMAT
Bank of America	Keef Bruyette & Woods
Rabobank	Sandler O’Neil

EXHIBIT B
INVESTMENT POLICY
*Portions of this exhibit are intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information, which consists of 13 pages, has been filed separately with the U.S. Securities and Exchange Commission.
     APPENDIX: REFERENCE INFORMATION
     A. Securities Held for Investment, Sale or Trading
     Oriental’s securities are classified as held-to-maturity, available for sale, or trading:
1)	HELD TO MATURITY: An investment portfolio comprised of those securities purchased or originated to generate income by maintaining a positive spread over the cost of related funding source(s) were Oriental has the positive intent and ability to hold to maturity regardless of economic environment.

2)	AVAILABLE FOR SALE: A portfolio of securities either intended for sale or for which a claim to be held to maturity cannot be sufficiently substantiated.

3)	TRADING: A portfolio consisting of those securities purchased in order to maximize short-term gains. It also includes the mortgage banking activity to comply with FAS 115. However, Oriental is not precluded from classifying as trading a security it plans to hold for a longer period.
     B. Accounting
     GAAP (Generally Accepted Accounting Principles):
Oriental’s accounting for its investment portfolio and any possible future trading and sale portfolios will follow General Accepted Accounting Principles (GAAP). GAAP accounting (as promulgated under FAS #115) became effective for fiscal years beginning after 12/15/93 and is summarized in the following table:

Investment Types	Accounting[1]

Debt Securities
Held to Maturity	Amortized Cost
Available for Sale	Fair Value[2]
Trading	Market[3]

Mortgage-Backed Securities
Held to Maturity	Amortized Cost
Available for Sale	Fair Value[2]
Trading	Market[3]

Transfer of Securities
Between Trading and Held to

Investment Types	Accounting[1]

Maturity/Available for Sale	Market[3]
From Held to Maturity to
Available for Sale	Fair Value[2]
From Available for Sale to
Held to Maturity	Fair Value/Amortized Cost[4]

1.	The accounting guidance in the table does not include accounting for investments with permanent impairment, which must always be considered under GAAP. Additionally, this guidance does not address the accounting for securities acquired for hedging purposes. The Treasurer or his designee will evaluate positions that have unrealized losses to determine if these are “Other-than-temporarily impaired”, and present such results to ALCO.

2.	Net unrealized gains and losses (excluding permanent impairment and adjusted for taxes) are recognized as an adjustment to capital until final deposition or recovery. There is no interim income statement impact.

3.	Unrealized gains and losses are recognized in the income statement.

4.	When securities are transferred to a held to maturity account from an available for sale account, unrealized gains/losses remain in contra equity account, which is amortized/accreted under interest method over the transferred securities’ remaining lives.
     Regulatory:
The accounting guidelines established under SFAS #115 also effect financial reporting to the banking regulators. The various investment portfolio classifications and their current values must be identified in quarterly call reports.
However, net gains (losses) in available-for-sale debt securities are not included in regulatory capital for the purposes of computing the leverage and risk-based ratios. Equity securities with readily determinable market values are valued at the lower of cost or fair value for regulatory capital purposes.
     C. Investment Types
Listed below are available investment opportunities currently permitted by banking regulations and their current risk weight under the FDIC Risk-Based Capital Guidelines:
          FEDERAL FUNDS (OVERNIGHT)
These are very short-term (less than 7 days) sales to other banks of available balances in excess of requirements. They are defined by regulatory authorities as “sales of assets” and are therefore not subject to lending limitations other than those self-imposed by the Bank within its Limitations on Interbank Liabilities compliance statement. Current risk weight: 20%.

          FEDERAL FUNDS (TERM)
These are essentially fixed-rate advances made to other banks for terms beyond one business day. The market generally specifies maturities of one, two, three, six and twelve months. They are treated as loans (although not evidenced by notes) and are subject to lending limitations as well as those imposed by the Bank’s Limitations on Interbank Liabilities statement. Current risk weight: 20%.
          BANKER’S ACCEPTANCES
Notes, which have been accepted and discounted by a bank. The primary obligor is the accepting bank. In the event of default by the bank, recourse to the maker of the note is available. There is an organized secondary market wherein these obligations may be bought and sold. Legal lending limits apply. Current risk weight 20%.
          RESELL AGREEMENTS
These are short term investments were Oriental buys a security with an agreement to sell back. The difference between the buy and sell prices is the yield of the investment. The type of security bought with agreement to resell sets the credit risk of the transaction. When the transaction is shorter than a week, there might not be delivery of the security.
          PURCHASE/PUT BACK TRANSACTIONS
From time to time the Bank can take advantage of opportunities in the markets by purchasing securities with a put back to the broker/dealer at a guaranteed price in the future. The put eliminates the market risk from the transaction and the Bank is guaranteed the spread during the period it owns the security.
This transaction is very similar to a repurchase agreement since the broker/dealer is committed to purchasing the security at a pre-arranged price. Therefore, purchase put back transactions will be subject to the same credit limits as resell agreements, if the following conditions are met:
1.	The put price must be negotiated the same day the security is purchased.

2.	The security purchased must comply with the credit policy of these guidelines.

3.	The put must be exercised the same day the security is purchased.

4.	The broker/dealer granting the put must be in the approved list of broker/dealer.

5.	The amount at risk in the put contract must be within the pre-approved limits of the counterparty.
          U.S. TREASURY SECURITIES
These are direct obligations of the U.S. Treasury and are therefore of unquestioned credit quality. They may be purchased in maturities ranging from 1 day to 30 years and include zero coupon instruments. They have a secondary market of great depth, breadth and resiliency, which assures ready liquidity. They may serve as collateral for repurchase agreements (temporary sales under agreement to repurchase) without the necessity of maintaining reserve requirements against the liability. Repurchase agreements will be negotiated to finance the acquisition of other assets and will be limited to the size of the portfolio and liquidity constraints. Current risk weight: 0%.
          FEDERAL AGENCY SECURITIES
These are direct obligations issued by various agencies of the Federal Government (e.g. GNMA, FNMA, FHLMC, and SLMA). While not all bear the explicit guarantee of the U.S. Treasury, it is implicitly deemed unthinkable that the U.S. Government would allow any of its agencies to default on outstanding debt. For this reason, we will treat these securities, for all practical purposes including reserve requirements and repurchase agreement acceptability, the same as U.S. Treasury securities. Current risk weight: GNMA’s - 0%, others -20%.
          CERTIFICATES OF DEPOSIT (CD’s)
For investment purposes, these should be classified into two categories: CD’s > $100,000 (i.e. Jumbo’s) and Brokered CD’s. Current risk weight: 20%.
Jumbo CD’s are obligations, which have been issued by other banks with common maturities of 1, 3 and 6 months. A secondary market exists wherein these may be purchased and sold, thus providing essential liquidity.
Brokered CD’s are obligations issued by other banks and thrifts in denominations <$100,000 and, therefore, are 100% insured by the FD1C. Since it is unthinkable that the U.S. Government would allow any of its agencies to dishonor outstanding guarantees relied upon by the depositing public, Oriental will treat these like Federal Agency Securities in terms of safety and soundness. Brokered CD’s are subject to early withdrawal penalties.
          MORTGAGE-BACKED SECURITIES (MBS)
These are cash flow bonds secured by FHA/VA mortgages in the case of MBS issued by the Governmental National Mortgage Association (GNMA) and secured by conventional loans in MBS issued by the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Corporation (FNMA). The GNMA issues have the same credit quality as U.S. Governments and are backed by the U.S. Treasury as to the timely repayment of principal and interest. FNMA is a Federal Agency, FHLMC is a private corporation, but for all intents and purposes, may be viewed as comparable to FNMA in credit quality. The FHLMC mortgage-backed securities are called “participation certificates” (PC). Private label securities with AAA ratings are also readily available. They represent pools backed by non-Agency guaranteed whole loans for which various credit enhancements have been added to obtain the AAA rating. Current risk weight: GNMA’s — 0%; Other Agency — 20%; Private Issue -      %.

          COLLATERALIZED MORTGAGE OBLIGATIONS (CMO)
These are bonds collateralized by mortgage-backed securities above. While investments in MBS (a single class security) result in the investor receiving his pro rata share of all principal and interest payments, a CMO (a multiple class or tranche security) passes through cash flows depending upon the structure of the particular CMO issue. Since all issues are different, it is important that the characteristics of the specific instrument and class be understood prior to purchase. CMOs can be acquired with fixed or floating rate interest streams. Current risk weight: 20%, 50% or 100% depending on issuer/guarantee and other characteristics.
          NON MORTGAGE ASSET-BACKED SECURITIES
These are cash flow bonds secured primarily by consumer credit such as credit cards and automobile loans. These frequently carry third party insurance and/or are over-collateralized to achieve AA ratings. Current risk weight: —%
          MUNICIPAL BONDS AND NOTES
These are obligations issued by states, counties and municipalities or their agencies. Included are general obligation bonds, industrial development revenue bonds and other revenue bonds. Current risk weight: GO’s , Revenues , IRB’s —%
          CORPORATE BONDS OR NOTES AND PREFERRED STOCK ISSUES
These are obligations evidencing debts of corporations. Current risk weight: —%
          COMMERCIAL PAPER
These are high grade unsecured short-term notes issued by major corporations. Current risk weight:
          FEDERAL HOME LOAN BANK DEPOSITS (OVERNIGHT AND TERM)
Deposits for one day (overnight) at the Federal Home Loan Bank are interest-bearing at a rate comparable to Federal Funds overnight rates. The Federal Home Loan Bank also offers fixed rates on deposits of more than one day. Current risk weight: ___%
     D. Identification of Risk
Investment decisions will be based upon a thorough analysis of each security instrument to determine its quality, inherent risks, fit within the overall asset/liability management objectives of Oriental, effect on Oriental’s risk-based capital measurement and prospects for yield and/or appreciation. Lack of adequate information increases the degree of risk. These risks include the following;
Credit (Default) Risk — The potential for failure of a debtor to make timely payments of principal and interest as they become due.
Liquidity Risk — The risk that a financial instrument cannot be sold or closed out quickly, at or close to its implicit economic value. As liquidity decreases bid/offer spreads typically widen.
Interest Rate Risk — The risk that interest rates will change, causing a decline in either the market price for the security or a decline in yield. Additionally, certain structure product may include conditions whereby a securities interest payments will depend on key, short-term rates. Changes in short-term rates will therefore affect the overall yield of such investments.
Prepayment Risk — The risk that the actual prepayment of principal is different from the expected prepayment speed assumptions, thereby affecting the actual market price and yield of the investment.
Market Risk — The risk that the market price of the security will decline substantially for reasons such as market pricing aberrations, and changes in supply and demand characteristics of a particular security market(s). Market risk is also used synonymously for Price Risk, which results from some of the previously listed sources as well as other financial variables to which a specific security may be linked for purposes of deriving its interest and principal cash flows.
Operating Risk — The potential risk ofloss because of inadequate policies, procedures, controls, error, fraud, etc.
     E. Limitations on Interbank Liabilities
Oriental recognizes the inherent credit, liquidity and operational risks inherent in dealing with other depository institutions; particularly in the fed funds market. Accordingly, to prevent excessive exposure to any single correspondent we establish the following general standards for selecting correspondents as well as internal limits for allowable exposure.
In selecting new correspondents, Oriental must gain comfort as to the adequacy of the institution’s financial condition, and therefore, its ability to make payments in full and in a timely manner. Accordingly, the most recently available financial statements will be reviewed with a focus on earnings, capital, non-performing assets and existing borrowing levels. New correspondent relationships will not be established with Banks classified as “significantly or critically undercapitalized” (i.e. risk-based capital under 6.0% and leverage under 3.0%).

Receipt and review of financial information will be documented no less than annually for all correspondents. Subject to this minimum, the Bank shall establish the level and frequency of monitoring required based on:
(1)	the extent to which exposure approaches Oriental’s internal limits;

(2)	the volatility of the exposure; and

(3)	the financial condition of the correspondent.
Classification of all correspondents (to whom the Bank has credit exposure) as to Well/ Adequately/ Under/ Significantly Under/ Critically Under Capitalized will be made quarterly since limits are established based upon these classifications. The Bank shall terminate its relationship with any correspondent the financial condition of which has significantly deteriorated below acceptable levels.
Oriental’s review of a correspondent’s financial condition will be based on one or more of the correspondent’s most recently available financial statement, Report of Condition, Regulatory Financial Report (“Call”), or bank rating report for the correspondent, as the case may be. The following general internal limits shall apply with respect to the capital level of correspondents:

Capitalization	Interday Limit		Intraday Limit
Classification	% Capital		% Capital
Well Capitalized	100%		200%
Adequate	100%		200%
Under	25%		100%
Significantly Under	10	%(l)	20%
Critically Under	0	%(2)	0%

(1)	Requires prior approval from Board of Directors on exception basis

(2)	May lend only on a secured basis; Prior approval required from Board of Directors
From time to time Oriental, when deemed necessary, may establish limits, which differ, based upon form of exposure (e.g. on- vs. off-balance sheet), nature of products, and maturity structure (e.g. overnight vs. term fed funds).
Oriental shall structure transactions or monitor exposure to a correspondent to ensure that Oriental’s exposure ordinarily does not exceed the internal limits established by this policy, (including those limits established for credit exposure) excepting, however, occasional excesses resulting from unusual market disturbances, market movements favorable to Oriental, increases in activity, operational problems, or other unusual circumstances.
If excesses over Oriental’s approved limits occur. Oriental shall promptly take action to eliminate any such excess exposure.

The specific limits on exposure set forth above shall be further subject to the reasonable standards set forth in this Investment Policy.
     F. Authorized Brokers/Dealers/Banks
     BANKS
Barclays Bank
Citibank, N.A.
Banco Bilbao Vizcaya Argentaria
Economic Development Bank
Government Development Bank ($60 million)
Banco de Santander de PR
Canadian Imperial Bank
Bank of Nova Scotia
Royal Bank of Canada
JP Morgan Chase
Deutsche Bank
Federal Home Loan Bank of New York
ABM-AMRO
Banco Popular de Puerto Rico
Societe Generale
Bank of America
Rabobank
     BROKER DEALERS
Lehman Brothers
Morgan Stanley
Credit Suisse First Boston
Popular Securities
UBS (Paine Webber)
Merrill Lynch
Wachovia (Prudential Securities)
Bear Stearns
Citigroup
ABN-AMRO
Goldman Sachs

JP Morgan Securities
Fannie Mae
Freddie Mac

FLMAT
Keef Bruyette & Woods
Sandler O’Neil
Santander Securities
BBVA Capital
Oppenheimer Capital
Gen Re Financial
Cantor Fitzgerald
RBS — Greenwich Capital
Washington Mutual
HSBC
Countrywide Securities
Other dealers, banks or issuers may be approved by ALCO on an on-going basis, provided the general dispositions of this Investment Policies are in consideration when approval by the Committee is requested.
     Definitions (See Note)
Clean CD’s are the direct deposits with the listed institutions, without Guarantees, but not exceeding the stated amounts. Tenors over 270 days require additional Credit Committee approval.
Reverse Repos can be made with PR Government or Agency Securities, or US Government and Agency Securities. The total reverse repo cannot exceed the stated amounts. All reverse repos have to be closed with a minimum of 100.5% of collateral if Treasuries are used, and 102% if MBS are used. Tenors over 180 days require additional Credit Committee approval. All transactions in excess of 14 days require delivery of securities to our custody account.
Forward Purchases or Sales refer to the buying and selling of securities from others where you can have, at any point in time, unsettled bought or sold securities. The risk exposure is from the trade date to settlement date. Once they are bought and settled, the risk of the Bank is only from the issuer. During the credit risk period the amount of risk is the market rate change that can occur. If a fail occurs, the security or loan will have to be replaced, thus the loss that could occur is limited to the change in price from trade date to replacement date of security or loan. For purposes of this policy, the risk will be as follows (the % is from the amount sold or bought):
10% for 15 days or less
12% for 16 to 30 days
15% for 31 to 60 days
20% for 61 to 90 days

Purchases of Mortgages from Mortgage Bankers require prior approval to purchase from ALCO.
Swaps have fluctuating collateral requirements. Contracts may require an up front % requirement per year plus the mark to market of the swap. Additional collateral can be required if the valuation of the collateral drops below the required percent per annum, and/or if the swap value drops.
The swaps we normally book pay long and receive short. This could create a negative cash flow, putting the credit risk on the counterparty. If we book a swap where we pay short and receive long, the credit risk is reversed. We would require a mark to market on the swap.

EXHIBIT C
ANNUAL FEE SCHEDULE
*This information is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.